Alcoa Inc. Company Δ	AA Ticker Δ	Q2 2003 Earnings Call Event Type Δ	Exhibit 99.1 Jul. 28, 2003 Date Δ

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MANAGEMENT DISCUSSION SECTION

Operator: Welcome to Alcoa’s second quarter analysts meet. Your moderator for today will be Bill Oplinger. Please continue Mr. Oplinger.

William Oplinger: Thank you. Good afternoon and thank you for attending Alcoa’s second quarter 2003 analysts’ workshop. In today’s meeting we have Alain Belda, Chairman and CEO and Rick Kelson, Chief Financial Officer.

Safe Harbor Statement.

At this point, I would like to turn it over to Rick Kelson.

Rick Kelson: Thanks Bill. Good afternoon. Today I would like to discuss our second quarter results and offer some insight into third quarter and our progress towards achieving our goals. I would like to begin with some second quarter highlights.

Second quarter results reflected our strong performance on managing through the current economic environment. We continued to demonstrate world-class safety performance. Our lost workday rate was 0.11. Income from continuing operations was $0.27 per share compared to $0.23 in the first quarter. We saw a strong revenue growth as revenue increased 7% sequentially and 6% year-over-year. This reflected both strong upstream shipments and the integration of Ivex and Fairchild. All downstream segments experienced sequential profitability increases. Profitability in the engineered product segment rebounded substantially, reflecting the benefits of restructuring actions announced late last year. We generated $1.2 billion in cash during the quarter and used it to pay down $722 million of debt, lowering our debt-to-cap ratio by 300 basis points to 40.4%. Continuing with some more highlights, we had a disciplined capital spending resulting in a $111 million or 33% reduction from the prior year period, this represents 73% of depreciation levels. We also reduced working capital on a sequential and year-ago basis despite increasing revenues over those periods. We continue to realize cost savings which in the quarter amounted to $16 million on an annualized run-rate basis. This leaves us on track to meet or exceed our $1 billion cost challenge by the end of the year. Finally our asset divestiture program is progressing well. We recently announced the first major sale, the Latin American PET business.

Now let me turn to safety. As you know safety is the first metric by which we measure performance at Alcoa. Alcoa’s second quarter lost workday rate excluding Ivex and Fairchild was 0.11. Our first half performance puts us on the way toward achieving our 205 milestone rate of 0.075. At this rate we will have 48 fewer lost workday incidences on an annualized basis relative to the year 2002. It’s also important to note the improvement that we made in the newly acquired businesses. You see them in an incorporated a number with Alcoa on the screen or the slide but their individual performance has been significant, something in the neighborhood of 30, depending on the subsidiary of the new acquisition, 30-60% improvement from the time they have been held by Alcoa.

Now let me turn to the quarter’s financial performance. This slide compares our second quarter results with the prior quarter. Relative to the first quarter, GAAP earnings from continuing

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Alcoa Inc. Company Δ	AA Ticker Δ	Q2 2003 Earnings Call Event Type Δ	Jul. 28, 2003 Date Δ

operations improved by $32 million. Revenues increased by $348 million or 7% from the prior quarter with every segment showing an increase. Strong ingot shipments and a strong well robust alumina market coupled with seasonally stronger packaging and residential construction markets drove the increases. COGS, or cost of goods sold, stayed in check as the percentage of sales declining slightly sequentially. The increase in SG&A of $49 million was due in large part to an increase in deferred compensation expense which is offset elsewhere. Our effective tax rate declined in the second quarter to 26% from 30% stemming from recently enacted international tax legislation. Alcoa did not take all of that tax benefit to the bottom line since a substantial portion of this tax benefit was shared by a minority partner. Looking forward we would expect our full year 2003 effective tax rate will be 29%. Minority interest expense increased due to a favorable adjustment on the loss reserve for the sale of Latin American PET business and the previously mentioned tax benefit. As an aside, had we expensed stock options in the quarter, the net income impact would have been minimal at $4 million. This would have been the equivalent amount in the first quarter as well. Let’s speak for a moment to cash generation.

We made significant progress in cash generation in the quarter. This was partly due to a forward metal sale agreement that we announced which generated $440 million. This forward sale is similar to prior transactions that we’ve structured from time to time. This transaction consists of the sale of 7,500 metric tons per month for a 6-year period at market prices. We consider this contract attractive given the significant flexibility it’s provided us. But more importantly excluding the forward metal sale, we generated nearly $800 million of cash in the quarter, our strongest since the fourth quarter of 2000. Operating cash flows also benefited from strong ingot shipments and robust alumina market. A heightened focus on working capital also contributed to the increase. Working capital was reduced $210 million sequentially. In addition, CapEx was only $221 million. On a year-to-date basis, we have reduced our capital spending by $164 million or 29% from the 2002 levels. For the year our CapEx target remains $1 billion.

Let’s focus on debt reduction next. The cash generation allowed us to pay down $722 million of debt in the quarter reducing our debt-to-capital ratio by 300 basis points to 40.4% from 43.4% at the end of the prior quarter. Our target capital structure remains 25%-35% debt-to-capital and we plan to make progress towards that goal by the end of the year.

Now, I would like to discuss the market conditions. Revenues in the second quarter were $5.5 billion, up 7% sequentially and 6% year-over-year. This chart shows a distribution of this revenue per market. It’s essentially unchanged from the first quarter. Packaging and upstream together represent slightly less than 50% of our external revenue followed by automotive representing 50% and aerospace and building & construction both at 10%. On the right, you can see the relative percent change from the first quarter and the year-ago periods. Alumina prices were flat, while primary prices were down compared with the prior quarter, higher sequential revenues stem from higher third-party volumes versus the prior period, versus the year ago period Alumina prices rose 9%, while primary prices were up slightly. In our downstream businesses packaging and the building and construction business both experienced seasonally higher revenues in the second quarter. Aerospace, which includes the Fairchild acquisition, showed improvement sequentially and year-over-year due mostly to Fairchild as you can see from the footnote. This highlights the point that roughly 65% of our Aerospace business is comprised of propulsion and fasteners. We believe the diversity of our Aerospace revenue stream will be an asset as we move forward in this business. Offsetting these increases were declines in the automotive markets, industrial products and IGT markets. Commercial transportation continues to hold up reasonably well growing 4% sequentially and 5% year-over-year reflecting continued share gains in our forged products divisions stemming from it’s variety of wheel offerings.

Now let me turn to the segments and we will we start with Alumina & chemicals. Once again with the chart in the upper left we’ve tried to give you an idea of the relative importance of the markets within the segments. These are based on second quarter revenues and on a sequential basis second quarter to first ATOI (After Tax Operating Income) fell $2 million or 2% driven by an 8%

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Alcoa Inc. Company Δ	AA Ticker Δ	Q2 2003 Earnings Call Event Type Δ	Jul. 28, 2003 Date Δ

increase in volume which was offset by the impact of the A-dollar, or Aussie dollar, appreciation. Realized prices remained flat.

Moving to current market conditions, we would anticipate spot prices to remain high. It’s probably worth noting in passing that Hurricane Claudette hit near our Point Comfort plant, taking down the electrical grid there and reducing production by approximately 4,000 tons. Fortunately the impact after tax and minority interest is approximately only a $1 million.

Let’s now turn to the primary metal segment. During the second quarter our revenue profile returned to its more normal pattern with more than half of our revenue generated from external sales. You may recall in the first quarter showed higher internal sales reflecting our internal requirements for that quarter. On a sequential basis ATOI was down $4 million or 2%. Realized pricing declined $1.06 per pound driven by lower LME prices while volumes were down 3%. From the current business perspective we will see additional expense in the third quarter related to the preparation of the shutdown of Intalco that should be approximately $4 million after tax. In addition the 40% of production at the Alumar smelter in Sao Luis, Brazil was affected by an electrical outage, which will take out production for four to eight weeks. Alcoa’s share of the impacted production is approximately 6,800 tons per month, and we would anticipate a net income impact of somewhere from $15 million to $25 million.

Let’s move on to the flat rolled products segment. The can sheet business contributes a large share of the revenue for this segment, the rest is split between the transportation markets, building & construction, and the distribution channel. On a sequential basis ATOI was up $3 million or 6%, revenue and shipments up 4%. Improved shipments in the rigid can sheet business contributed to the sequential improvement.

As we move to the current business conditions, we expect can sheet volume to remain seasonally strong in the third quarter. We would also expect seasonal softening in Europe and the normal seasonal automotive OEM shutdowns to affect this segment.

As we move on to engineered products, this segment has the largest exposure to some of the most negatively affected downstream markets, aerospace, IGT, and building & construction. Nonetheless, it showed notable improvement from the prior period. On a sequential basis, ATOI was up $15 million driven by continued productivity improvements in our aerospace businesses, notably Fairchild and Howmet. Revenues were up 4%.

Turning to the current business conditions, we should continue to see cost benefits from the recent restructuring and some seasonal strengthening in the residential building & construction markets. We should continue to expect lower aerospace volume and again anticipate the seasonal automotive OEM shutdown.

Let’s move to packaging and consumer. As expected this segment experienced seasonal strengthening in the second quarter and on a sequential basis, second quarter to first ATOI was up $4 million or 8%. Our closures, consumer products, and food services businesses experienced higher seasonal volumes, which offset the impact of continued high resin prices. As to the current business conditions, the seasonal strength in the consumer products is expected to continue, slightly offset by seasonal declines in Latin America.

Now let’s move to the other segments, the quote-unquote other segments. As most of you know and previously mentioned, this primary driver — this segment is automotive demand. On a sequential quarter basis ATOI is sequentially up $8 million. Seasonal improvement in the buildings products business and continued cost containment in the telecommunications business hope to offset some lower automotive volumes and prices. Turning to the current business conditions, third quarter should bring continued strengthening in the residential building and construction markets and of course we will once again note the seasonal automotive OEM shutdown.

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Alcoa Inc. Company Δ	AA Ticker Δ	Q2 2003 Earnings Call Event Type Δ	Jul. 28, 2003 Date Δ

Next, I would like to spend a minute on our cost reduction program. Relative to our $1 billion cost challenge we continue to make progress in the second quarter. Cost savings in the quarter were $16 million annualized bringing their annual run rate on cost savings to $872 million. On an annualized basis, COGS declines have accounted for $710 million and GA&SE has accounted for the remaining $162 million. Our current quarterly run rate of $218 million indicates that we have $32 million left to achieve and this is well within our grasp.

Highlights of the second quarter savings included substantial headcount, purchasing, and productivity improvements across our engineered product divisions, namely Fairchild, Howmet, and AEP. We saw continued headcount reductions in primary metals and our telecommunication businesses and we saw procurement savings at the AFL automotive business.

Let’s turn to ROC. This chart shows our profitability as measured by ROC. The red line represents the Bloomberg top quintile ROC entry. The blue line represents Bloomberg’s measure of Alcoa over a rolling 4-quarter time horizon. The green line shows our first and second quarter return annualized. On this basis we showed some improvement from the first quarter with an annualized ROC of 7%, though the gap for our stated goal of achieving first quintile remains. 30% of the company on a revenue basis is on target to achieve this goal and another 15% has a chance to attain this goal by year-end. As I mentioned last quarter, the goal remains as an internal target within the company to which performance and incentive compensation is linked. We remain committed to this goal and we continue to strive to achieve the top quintile. It’s a goal that we hold ourselves accountable to.

Let me summarize before turning it over to Alain. Our second quarter results were strong given the current market requirement and we will continue to focus on the areas where we had the success in the second quarter as we approach the third. That’s growth, cost containment and cash generation.

Now I would like to turn presentation over to Alain. Alain?

Alain Belda: Well, let me try, no, I went backwards. Okay. Let me try and summarize what Rick just said for the half. We focused on cost execution and capital discipline and we managed the portfolio as we should. We continued to strengthen the balance sheet as we said we would, and I’m very proud of some of the accomplishments. We had the lowest working capital we’ve ever had. In terms of days, we had the lowest accounts receivables we’ve ever had. We had a 25% reduction in lost workdays and total recordables. Our headcount went from a high of a 142,000 people to 125,000 people, and it’s not finished. Our CapEx was controlled within 75% of depreciation, and we made about $800 million in capital in the second quarter, $1.2 total cash.

We’ve taken several actions too I’d like to talk about. One is the US smelting. It represents about 45% of our smelting capacity, it’s in the United States. It has an average power cost of 22 mills, which puts it right in the middle of the cash-cost curve in the world. We’ve managed to reduce our cost by about $50 per ton in the first 5 months of this year. Our goal is to reduce $120 per ton by the end of this year. We’re doing well. We will do that. Howmet was another big challenge. We’ve taken out about 4,000 people out of Howmet in this last basically 3 quarters. We stabilized the top line and we won on the joint strike fighter and the airbus A380. Most of the progress you saw in the engineering products was made in Howmet. We will continue to do what we have to do, and before you ask me a question about the aluminum industry dynamics, which have to do with acquisition by competitors of competitors, we do not comment on our own M&A activities. We do not for sure, we will not comment on other people’s activities in that area.

Our top priorities continues to be long-term value creation based on our values, our cost control, capital discipline, customers, ABS (Alcoa Business System) is the way we do business focusing on profitable growth. We will deliver on our short-term goals which are the ones that I’ve just read you which are managing our portfolio, improving our balance sheet, and successfully integrating assets

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Alcoa Inc. Company Δ	AA Ticker Δ	Q2 2003 Earnings Call Event Type Δ	Jul. 28, 2003 Date Δ

and divestitures. We will excel under any market conditions, we are not giving you excuses for energy, for currencies or any other options, and we continue to look for profitable growth through organic growth and acquisitions and for sure focusing on outperforming competition and industrial peers.

We have several avenues of profitable growth. We are pursuing the one that Rick just talked to you about the Camargo Correa group This will result not only in additional ownership of facility in Brazil but more importantly it eliminates conflicts of interest when you’re deciding on how to manage assets that you have around the world. So, this was an important step. It’s good for the Camargo Correa group and it’s very good for us also. Refining, we announced a Pinjarra expansion of 600,000 metric tons, a 250,000 tons expansion in Jamaica that will be ready by end of this year. These are all brownfields expansions, total 850,000 metric tons. And I think it’s a good thing that you can see these kind of sizes of brownfield expansion available in some of our best businesses.

We are doing well in our expansion in Iceland working on that area. We are still working on China, negotiating with the Chinese government on some conditions related to energy. And in Canada we are continuing to move ahead with the different projects we have there. There are some further negotiations on the Deschambault MOU, but this is expansion that was going start anywhere between 2008 and 2013 so we have quite a lot of time ahead of us.

The last time I spoke to you I committed that we would continue to strive towards first quintile performance and I think we are there, we are moving. We got, like Rick said, one-third of our revenue is already at that level. 50% will probably be at that level by year end. And we are continuing to work on the balance of our businesses. We continue to aim at growing earnings per share year over year. We are at the same level as last year by the second quarter of this year even though we’ve had quite a lot changes in our balance sheet and our cost structure. We continue to grow year-to-date. We are up 5% at the top line and have significant long-term growth opportunities ahead of us and lined up. And strengthening the balance sheet and conserving cash. And we are doing everything we said we were going to do, and we can do it because we have a great organization that is committed to results and is also paid for results. So, thank you and we’ll take your questions now.

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Alcoa Inc. Company Δ	AA Ticker Δ	Q2 2003 Earnings Call Event Type Δ	Jul. 28, 2003 Date Δ

QUESTION AND ANSWER SECTION

Operator: Instructions.

Operator: Alex Latzer from Merrill Lynch.

<Q>: Thanks. Alex Latzer from Merrill Lynch. Question on the Intalco smelter. It looks like you are proceeding to prepare for its shutdown. I read where the BPA was considering a rate increase, but it’s lower than what it was previously, in the low 40 per megawatt hour range. Is there any indication in your conversations with the BPA that there might be a power price which would allow the smelter to remain in operation?

<A>: Well, the situation has not changed. The BPA is currently proposing to threaten to raise the prices somewhere above 30 mills per kilowatt. At 30 mills per kilowatt, we do not make money operating that facility and therefore there is no reason to operate it. We are proceeding on the basis that this facility will be shut down in the third quarter — fourth quarter, I’m sorry. [Alcoa Correction to Transcript: Mr. Kelson interjected here that the rate Mr. Belda was referring to was 40 mills per kilowatt.]

<Q>: Just one follow-up on your operations in Brazil. Can you give us some underpinning idea of the stability of the tax regime you face there? Your power costs? Obviously, with Lula, there is a new government there. What confidence can we have regarding the stability of the production and your plans for further expanding down there remain intact?

<A>: The — in Brazil — I think your question has to with the power contract. We have the, first, we’re building facilities to generate our own power, at the moment about 40% — no — 25%, 30% of the total power we need, we generate ourselves. We are in the process of in-construction of two other locations. One of them will be in production 2005 and I think the other one 2008. We’ve got on concessions enough power to generate 100% of our demand, not only for these facilities but also for the expansions of these facilities to what we consider the reasonable level of growth. I don’t think there is any problem with the Lula government. They want growth as much as anybody else wants, and so I don’t think there’s a problem there. The present contract we have had for 20 years is in negotiation. It has to be renewed next June next year, so we our in the process of renegotiation at the moment. It affects us, it affects the CVRD energy also which is in the same region. It’s more than the 60% of the aluminum produced in the country. So I’m pretty confident about the outcome.

Operator: Dan Roling from Merrill Lynch.

<Q>: Dan Roling with Merrill Lynch. It’s the second half and you have promised us an update on inert anode technology. Is this too early, may I ask?

<A>: No, we are — yes, too early. We are in the process of testing the longevity of the inert anode right now. I think the whole process from using an inert anode as well promise how long it lasts and what’s the economic cost of it, I think it’ll take another six months really. That is the hardest part of it now. We know we can make it and we know we can keep the, how do you call, the purity now.

Operator: Brett Levy — Royal Bank of Canada

<Q>: I actually was going to ask about the inert anode as well. So it sounds like your 6 months out before you kind of decide whether you are going to commit more resources or step away from the project. Is that what you are saying?

<A>: Yes.

<Q>: All right, that was my major question. Thank you.

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Alcoa Inc. Company Δ	AA Ticker Δ	Q2 2003 Earnings Call Event Type Δ	Jul. 28, 2003 Date Δ

Operator: Chuck Bradford from Bradford Research.

<Q>: I would like to get back to Brazil for a second, because I understand that an environmental group has blocked one of the power projects in Brazil, and I think it was CVRD, or maybe you yourselves, have decided to go elsewhere. Could you clue us in on what’s going on?

<A>: The, how do you call, environmental agency has requested an additional environment impact study. We had spent quite some money, all of partners in that joint venture, have spent quite some money doing the previous one. We decided to return it to the government, the concession, because they had not responded to our environmental impact, rather just simply asked for a new one. We returned that, the government returned it back to us, saying we don’t want you to cancel the project, we want you to talk to us about some issues. I don’t think it’s cancelled. But any environmental, any hydroelectric facility anywhere in the world attracts a lot of people, most of them are not in the country in which you are building it, most of them are not in the area in which you are building, but it seems to be a magnet for a lot of e-mail.

Operator: Next question from the phone line comes from Michael Gambardella, J. P. Morgan. Go ahead please.

<Q>: Yes, good afternoon. I have a question on Intalco. The $4 million that you mentioned, is that the total cost for shutdown or what does that cover exactly?

<A>: That is our after-tax anticipated impact for the Intalco shutdown, it would be the Alcoa share for that. I don’t have a greater breakdown than that. So, that’s the anticipated Alcoa share after-tax.

<Q>: Is the $4 million the charge or is that $4 million in lost net earnings on a quarterly basis?

<A>: No, that’s the impact in the quarter for the shutdown, $4 million after-tax net income, not the ongoing.

<Q>: Will you have to take a charge for that as well?

<A>: I don’t have a, I don’t believe so. That would be the — at this point I believe that’s the extent of the negative impact.

<Q>: But are you shutting it down or is this just a temporary thing?

<A>: This would be a curtailment, a temporary shutdown.

<Q>:Okay, thank you.

<A>: It’s a subsequent decision to be made later.

Operator: Alberto Arias Goldman Sachs.

<Q>: One question with regarding to China, if you could elaborate a little bit more about your expansion plans, the negotiation process with the power, and if you see any change coming from China these days on the alumina industry in general?

<A>: Well, we have got 2 activities in China at the moment, one is the Pingguo smelter, and that depends on the power contract for long term for self-generation of power. The Chinese government is studying our proposals, and it’s been taking more time than we thought it would take, but I think that’s normal. At least we are learning to operate in China and they are learning to operate with us. Bohai, which is the other facility, a rolling mill in which we have a minority ownership converting to a

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Alcoa Inc. Company Δ	AA Ticker Δ	Q2 2003 Earnings Call Event Type Δ	Jul. 28, 2003 Date Δ

majority ownership and an investment in a hotline, it is caster-based at the moment, that is in negotiation. The government of China has to decide who gets to build a hot mill in that country. They have just finished inspecting our facility as well as the Shanghai facility where we operate, have been operating for a long time now. And we think we are pretty confident that they will approve that expansion also. But this is all taking a bit longer than we thought we were going to take.

Operator: John Tumazos . Prudential.

<Q>: I was, I guess, offended on your behalf in June when your bond rating got ticked a notch because you’ve had good earnings, you bought out Camargo Correa with stock, you announced you were selling 10 little businesses, and your balance sheet seemed to be improving at a reasonable rate. I was very surprised the rating agency didn’t you give you more time to take more actions to improve the balance sheet, and earn your way out of the leverage. The implication is that when you include the benefit liabilities, or the long run outlook of aluminum prices with lots of smelters getting built, that they thought that you were away from the ratios they wanted by big margins. But yet your cost of debt doesn’t change with the rating cut, I guess, does it matter, is the question?

<A>: We think we are making significant progress on the balance sheet. So I guess my sentiments would sit more with yours. You know, their release speaks for itself. We think we have gone over many times where we are on pensions, we think it’s solid, we think we are showing significant improvement. You know, cash this quarter was, second quarter, was excellent, the reduction in debt was excellent. So about the only thing I can say for them is that we remain in, what for them, is still a pretty, you know, the uppermost percentage, if you will, even with the A minus. And they seem to have a, you know, taken a hard look and, we are, I guess free to disagree. But we do disagree with them, let me be clear. On the other hand it’s, what only 15% of the companies....18% of the companies have an A minus. So it’s not a bad percentage to be in, it’s still....

<Q>: But again, the aluminum industry data tends to be kind of iffy. Can you tell us what you are seeing as far as customer inventories are concerned? Are you getting any hurry-up orders? What are you hearing in the market?

<A>: I think overall, you still have a cautious market because people are not doing, like us, are controlling capital. And if you not have any capital expenditure, it’s going to be hard to get this market moving. Now, in general the market is more solid than for sure it was at the beginning of this year. We are cautiously looking at this quarter and making judgments about what the year is going to be like. But remember, July we got half of our plants and half of the customer plants have shut down for big maintenance and that’s when we do that. August, the Europeans basically take off. So this quarter is a bad quarter to make a judgment about what’s going to happen in the industry. But obviously the economy is more solid than it was at the beginning of this year. There’re still a bunch of things in Europe, you know, China and all that stuff, but I think overall it’s more solid.

Operator: We will take our question from the phone line, at this time, we will go to Bill Reid with Deutsche Bank Securities.

<Q>: Thank you very much. Just to follow up on the rating agency issue question, I agree with the original speaker. I thought it was a pretty harsh downgrade, particularly in S&P. But wanted to see, have you all had discussions with the rating agencies as to how they will respond if indeed your leverage falls within the 25% to 35% targets? Do you get a sense that as you move towards that target range they will be more accommodative?

<A>: It’s awfully hard to speak for the rating agencies but clearly they have indicated that to the extent that there is improvement that they will re-look at the issue whenever it is appropriate.

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Alcoa Inc. Company Δ	AA Ticker Δ	Q2 2003 Earnings Call Event Type Δ	Jul. 28, 2003 Date Δ

<Q>: Have you certain given any public timeframe as to when you might anticipate getting within the target range of 25% to 35%?

<A>: No we haven’t given a specific timeframe. That’s our general target or philosophy is we should be in that range. After we’ve usually done acquisitions it tends to go up and then we tend to bring it down rather quickly. And it’s more an indicator of where we’re prioritized. As I said earlier, in the presentation, we do expect to make progress through the rest of the year on that rate.

<Q>: Great. Thank you very much.

Operator: Dan Roling — Merrill Lynch

<Q>: Could you bring us to up-to-date on the alumina market? It seems to be a little bit tighter than one would expect, given with the aluminum prices. And would you comment on, if you thought some of that had to do with the number of Chinese smelters buying alumina without contracts and if that’s had an impact on the market?

<A>: For sure the biggest buyer of spot market alumina is China. And that’s what pushing the market, that’s basically I think.

<Q>: [Inaudible follow up question]

Don’t think so at the moment. No, I think it’s doing to stay around there for quite some time now. But there’s, there is really, first, there is not much alumina available. And second there is really nobody signing long term contracts with these kind of buyers at this moment. You would have to sign a long-term contract either with Chalco or Chinalco, and those are not being signed at the moment.

Operator: Alex Latzer — Merrill Lynch

<Q>: Question on hedging in Australia. Generally, Alcoa has been pretty immune or generally it washes out the currency impact given the global nature of your operations. This particular quarter or two, we have seen a little bit of currency impact in Australia. I was just wondering if any time in the last year there has been an impact, or it there had been a policy change at all regarding hedging the Australian dollar?

<A>: Well as we look at our hedging profile on a global basis, you are correct. For the most part, we tend to see it kind of be self evened out, based on the nature of our businesses between the upstream and downstream. You know, that still remains pretty much the case. You know, the overall effects of the euro, by the time we net it out. The issue in Australia of course is the effect of the A-dollar on our costs, and, you know, we have from time to time had a pretty straightforward hedge there. And we have regular discussion about that kind of thing, and we from time to time debate the value of the hedge versus just leveling out the time, the effect when you see it. And we have tended to do somewhat less hedging in the more recent past. Does that answer your question?

<Q>: [Inaudible follow up question]

<A>: No. There has been no change in the hedging policy. Hedging policy is a function of, it’s, how do you call, a committee that Mr. Kelson, myself, and the treasurer and others participate in. And we take positions in what we decide to hedge or not hedge based on the local cost or the raw material cost. And specifically, in that area, we haven’t taken a position at this point.

<Q>: Just staying with that, do you anticipate taking a position soon. I mean, the currency has been quite volatile?

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Alcoa Inc. Company Δ	AA Ticker Δ	Q2 2003 Earnings Call Event Type Δ	Jul. 28, 2003 Date Δ

<A>: Yes, when I said take a position, I figured I was going to get in trouble. What I meant is that we did not hedge at this point in time. We hedge our local costs in the case of Australia. That’s usually what we do for protecting a long-term contract. And specifically in Australia, we have certain portion hedged at the moment. We said it was sufficient.

<Q>: I assume your partner is active in those discussions?

<A>: I assume they do whatever they want to do.

Operator: We’ll take questions from the phone lines at this time. We have Mark Parr of McDonald Investments.

<Q>: Thank you very much. I was wondering if you could give us a realistic range of the magnitude of anticipated cash from asset sales and working capital related issues through the balance of the year?

<A>: Well, we’ve previously said we would anticipate that divestitures to total somewhere between $750 million and $1 billion. We would anticipate the divestiture program is on target and probably completing not so much by year-end but rather by mid-year next year. You know, it is awfully hard to say when some of these transactions will actually close, but there has been very good interest in virtually everything that’s on that list for divestitures. So, I would anticipate that you will hear several announcements between now and year-end that would start to fill in that gap on the divestiture program. As to working capital, we don’t really project where we will be, other than that we do have programs with all of our businesses working on all aspects of working capital. So we will continue to work that as it goes through the year.

<Q>: Okay, thanks. Just one other follow-up if I could, do you have an outlook for the domestic automotive market for the balance of the year that you would be willing to share with us?

<A>: No.

<Q>: It just seems like there is a fair amount of diversion related to fourth quarter production schedules. Just wondered if you might have a feeling whether you would think it would be up or down or sideways compared to last year?

<A>: I think it will be sideways. There is not a good guess on this. You can read. I mean we’ve been reading, following that very closely, and you have got a lot of the automotive industry suggesting that they are going to work hard at making the second half better than we’ve been in the low at this quarter, but I mean, you know, that’s — when you reduce it to us, the issue is what programs and platforms you are on, you know, and the models that you have selling well. And so it’s a very different kind of issue for us. We always tend to plan internally rather conservatively, but we have been very fortunate that, for example, our AFL wiring harness business is on, you know, some of the best selling platforms that there are. So—

<Q>: Okay. Thank you very much.

Operator: Ron Altman — Capital Management.

<Q>: Can you give us a little clarity or granularity on how you see customer inventories, either by geography or major client groups? Do you see them as being normal right now, below normal, high, and which way do you see them trending?

<A>: I see customer inventory in the same place we are. I think everybody is cutting, has cut inventory, everybody has conserved cash. I think it’s pretty tight. And we have learned through our

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own ABS to respond very rapidly to customers. We used things that used to take 180 days, take 30 these days. So I think where your question is leading is if there is a recovery in the economy, how tight this thing is and how fast people react. I think it’s going to be pretty interesting.

Operator: Stewart Spector — The Spector Report

<Q>: Now that you’re coming to the end of your cost reduction program of $1 billion, would you care to comment on the next phase?

<A>: I am not going to comment how much it is, but you know that we will continue to do cost reduction and this is the name of the game. I said we had 142,000 people last year, we’re down to 125,000. By this time we finish the divestitures, we will be down to 117,000. And there is, we just just simply continue to go. I think even in addition we continue to have really rigorous cost reduction across all of our businesses. We have procurement goals all the time in every business. We have, you name it, we have a cost reduction. We just haven’t decided what will be the announced public reduction.

Operator: Charles Asek Credit Suisse First Boston

<Q>: I was just wondering if you have any timeframe in mind in terms of achieving top quintile ROC? Also, is there any specific value target for ROC because the moving average, it’s going to be moving?

<A>: Let me try and define how we work internally to the company on that area. First thing is, we try and beat the competition on each one of the segments in which we operate. The second part is, we make cost of capital, which is somewhere around 7% at the moment, or 7.5%, or something. And three, we go for a first quintile. So that is the range of aspiration of the company. And we pay people accordingly. It works reasonably well. I think if you look at the competition in terms of our results, I think you’ll see that we have done the first part. Mr. Kelson presented your annualized second quarter results. They are about the cost of capital. And we’ve told you that we have one-third of business already at the first quintile, and by year-end we expect directionally that half the company will be there.

<Q>: Could you give a bit more detail on this? I mean, which businesses you see …?

<A>: No, I will not do that.

Operator: Taking another question from the phones at this time. Adam Rowley Macquarie Equities. Go ahead please.

<Q>: You seem to be becoming gradually more bullish about the alumina market from your comments. I wonder if you could add some comments on where you would see the contract alumina market going, whether you would see a significant change in say one-year contracts for next year and further on in future?

<A>: The way we look at contracts of alumina and spot prices, which is the relationship you are trying to build, is that, how do you call it, spot prices do not dictate the long-term price of alumina, but they do tend to influence the short-term negotiation of the long-term contract. And so, you know, at the present moment with the price of the present spot prices, this would be good for defining long-term metal contracts for alumina.

<Q>: Is there any comment you could make about what percentage you would see contracting for next year if you were settling one-year contracts?

<A>: No, I don’t have that. Each customer is different.

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<Q>: Thank you.

Operator: Not Identified.

<Q>: Some people ask me about cost reduction potential at Alcoa. Many investors think that because you are well run company, you can’t lower costs. But exchange rates change everyday, commodity prices change, input prices change, wages change, energy changes, business conditions change. So the reengineering of the company probably could be done every 2 or 3 years as all these dynamics change. As you periodically reengineer the company, how much is the potential savings every time you revisit the problem, given, for example, how volatile exchange rates and energy have been in the last year or two?

<A>: I don’t think it’s, the volatility of the currency is really the biggest issue there. Thing to think, when we do cost reduction or reengineering, for instance, we just announced one this week where we got our shared services, which is the back office of the company, we had one per region. We just combined the United States and European one. We are looking at doing some of the things that some other people have done in moving services, outsourcing, moving them to other places like India and other places. So we continue to do that all the time. You do have effect of currency, usually the other way, but you got energy this year, you’ve got resin prices a the lot of the plastic businesses. So you have got a lot of things that affect on the negative. The important thing is to be sure that you are creating an opportunity to achieve your results independent of what happens out there.

<A>: I mean, we’ve been looking at this. We’ve got a cost cutting goal, it seems like forever now. We’ve been added to the successive ones plus additional for synergies with acquisitions. I think, John, its something that presents itself because of changed circumstances that you always see something. Certainly in the newer acquisitions, there is always opportunity. But as Alain said, I know this past year we took $100 million basically out of our shared service area on a global basis and we continue to benchmark and look for better ways to do that. So you continually do that. I mean something always seems to happen and it presents a different opportunity for you. I mean last year we did a $1.4 billion online bidding saving, roughly, you know, 10% or better this year. We have a target of at least $1 billion online bidding again. So, I think the issue is, in the time I’ve seen, there is always, if you keep in front of the businesses, there is always something that you can do to be more efficient, more productive, take out costs. I just don’t see it going away. It’s a culture for us.

<A>: And again if you look ABS, for instance, I just spent, what is it, last Tuesday, spent the day working at a plant, learning some additional facets of it. It’s incredible. It continues to produce. And I’ve talked to you about the primary sector, the $120 that they are taking out per ton. It’s ABS driven, and it wasn’t there last year. It is this year. They look at what they’re — how do they do things and how much inventory, how much time it takes to cut a pot, how many people you need to set an anode.

<A>: Yeah. That’s right.

Operator: Dan Roling — Merrill Lynch

<Q>: You brought up ABS. If you had to just make an estimate, how much of these various divisions which you say are fully implemented on ABS?

<A>: I don’t think I’ve got one that is ever going to be fully implemented on ABS. It’s always progressing. You find new bottlenecks, you find new opportunity. Sometime it’s people, sometime it’s machine, sometime it’s reliability — a lot of it is reliability, sometime depends on the strategy that you’re following in the market. If you decide to go from a short-term delivery, that changes your goals in terms of changeover of equipment. So, it’s always changing. It’s changing with the strategy

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of the business. I would like to say that on a 1 to 10, my guess is we’re somewhere now on a 5, 5.5 kind of number. But that’s to my best knowledge. I have just spent the day, Tuesday, learning something more, and I’d go back to three if I believe that that’s how the whole company is.

I appreciate you taking the time to attend our workshop. Thank you.

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